AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This Amendment, dated as of February 12, 2008, is among Mandalay Media, Inc., a Delaware corporation (“Parent”), Twistbox Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Twistbox Entertainment, Inc., a Delaware corporation (the “Company”), and Adi McAbian and Spark Capital, L.P. (“Spark Capital”) as representatives of the stockholders of the Company (collectively, the “Stockholder Representatives” and individually, a “Stockholder Representative”).

1.   Reference to Merger Agreement; Definitions. Reference is made to the Agreement and Plan of Merger dated as of December 31, 2007, by and among Parent, Merger Sub, the Company and the Stockholder Representatives (the “Merger Agreement”). Terms defined in the Merger Agreement and not otherwise defined herein are used herein with the meanings so defined.

2.   Amendment to Section 1.4(a) of Merger Agreement. Section 1.4(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(a) At the Effective Time, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation.”

3.   Amendment to Schedule 1.5(a) of Merger Agreement. Schedule 1.5(a) of the Merger Agreement is hereby deleted in its entirety and replaced with new Schedule 1.5(a) attached hereto.

4.   Amendment to Section 1.5(e) of Merger Agreement. Section 1.5(e) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(e) Stock Options. At the Effective Time, each outstanding option (a “Company Option”) to purchase shares of Company Common Stock issued pursuant to the Company’s 2006 Stock Incentive Plan (the “Stock Plan”) shall be assumed by Parent, on the same terms and conditions as were applicable under the Stock Plan immediately prior to the Effective Time, except that: (i) the number of shares of Parent Common Stock subject to each Company Option shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Option Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Company Option shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Option Conversion Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock subject to each Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code to the extent applicable; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares subject to such Company Option and the terms and conditions of exercise of such Company Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption of such Company Option; provided, however, the Company Options that are accelerated at the Effective Time as a result of the Merger, as set forth in Schedule 2.3(a), shall be immediately exercisable after the Effective Time. The “Option Conversion Ratio” shall be equal to 0.72967. Notwithstanding anything to the contrary set forth herein or on Schedule 1.5(a), the Merger Consideration shall consist of an aggregate of 12,325,000 shares of Parent Common Stock which will include the conversion of all shares of Company Capital Stock and the reservation of all shares of Parent Common Stock required for assumption of the Company Options that have vested as of the Effective Time.

Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Options assumed by Parent, which, as of the date hereof, are as set forth on Schedule 1.5(a) (such Schedule to be amended at or prior to Closing to reflect the issuance of any shares of Company Common Stock, whether by exercise of Company Options or otherwise, after the date hereof and prior to Closing).”

5.   Miscellaneous

. Except as otherwise set forth herein, the Merger Agreement shall remain in full force and effect without change or modification. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

MANDALAY MEDIA, INC.

By: /s/ Jay Wolf
Name: Jay Wolf
Title: Chief Financial Officer

TWISTBOX ACQUISITION, INC.

By: /s/ Jay Wolf
Name: Jay Wolf
Title: Chief Financial Officer

TWISTBOX ENTERTAINMENT, INC.

By: /s/ Ian Aaron
Name: Ian Aaron
Title: President and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

By: /s/ Adi McAbian
Name: Adi McAbian

Spark Capital, L.P.

By: Spark Management Partners, LLC,
its General Partner

By: /s/ Dennis Miller
Name: Dennis Miller
Managing Member